EXHIBIT E

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE, STATE SECURITIES LAWS. THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE OR SUCH SHARES UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE X-CHANGE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

Corporation: The X-Change Corporation

Holder: [Insert name of Holder]

Principal: [Insert principal amount of Note]

Interest Rate: 8% per annum

Date of Issuance: December 4, 2007

Date Amended: July __, 2008

Maturity Date: December 4, 2012

AMENDED AND RESTATED SENIOR SECURED CONVERTIBLE TERM NOTE—TRANCHE A

This Amended and Restated Senior Secured Convertible Term Note—Tranche A (this “Note”) amends and restates the Senior Secured Convertible Term Note—Tranche A issued in connection with the transactions described in that certain Securities Purchase Agreement by and among The X-Change Corporation, a Nevada corporation (the “Corporation”), and _______________________ (the “Holder”), among others, dated December 4, 2007, as amended, modified or supplemented from time to time (the “Purchase Agreement”). This Note is one of the notes referred to as the “Tranche A Notes” in the Purchase Agreement. All capitalized terms used but not defined herein shall have the meaning ascribed to each such term in the Purchase Agreement.

The authorization, sale, issuance and delivery of the Note have been approved by all requisite corporate action of the Corporation. The sale of the Note and the subsequent conversion of the Note into shares of Common Stock are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with at or prior to Closing of the Purchase Agreement.

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1.	Principal and Interest.

a.         For value received, the Corporation hereby promises to pay to the order of the Holder in lawful money of the United States at the address of the Holder as set forth in Section 10 below, the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”), together with interest on the remaining unpaid Principal balance, computed from the Date of Issuance until maturity at the rate set out above as the Interest Rate (as adjusted pursuant to the terms hereof, the “Interest Rate”); provided, however, that in the event such interest rate should ever exceed the maximum interest rate permissible under applicable Texas or federal Law, then the Interest Rate on this Note shall be adjusted to the maximum interest rate then permitted by such Laws. Interest shall accrue on the unpaid Principal of this Note (including, once capitalized as provided below, payments of interest made by increasing the outstanding Principal of this Note) at the Interest Rate quarterly in arrears on March 31, June 30, September 30 and December 31 in each year (each such date, an “Interest Payment Date”), commencing on the date set out above as the Date of Issuance (the “Date of Issuance”). Interest payable hereunder shall accrue daily and be computed based on a 360-day year for the number of days elapsed during the relevant interest period. Except as otherwise provided in Section 3 below, all accrued and unpaid interest as of any Interest Payment Date that is not paid in cash to the Purchasers on such Interest Payment Date shall automatically (and without further action by the Corporation or the Purchasers) be added to the outstanding principal amount of this Note, and thereafter all calculations of interest payable under this Note shall include such increased amount. The Corporation’s election to accrue interest and allow such to be added to the outstanding principal amount of this Note shall not constitute an Event of Default as set forth on Section 4(a)(i). From and after the occurrence of an Event of Default, the Interest Rate shall be increased to 10.00%. In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default. Principal and any accrued but unpaid interest on this Note shall be due and payable on the date set out above as the Maturity Date or such earlier date as this Note is required to be repaid as provided hereunder (the “Maturity Date”), unless the Note is earlier converted into Common Stock by the Purchaser or the Corporation pursuant to the terms hereof.

b.         Upon payment in full of all Principal and interest payable hereunder, this Note shall be surrendered to the Corporation for cancellation.

2.	Security; Seniority; Indebtedness; Liens; Payments.

a.         Security. This Note shall be secured by all of the assets of the Corporation’s wholly-owned subsidiary, AirGATE Technologies, Inc., a Texas corporation (“AirGATE”), whether such assets are now or hereafter existing, in accordance with the terms of that certain Security Agreement dated as of December 4, 2007 among the Corporation, AirGATE and the holders of the Notes (as defined in the Purchase Agreement).

b.         Seniority. The obligations, rights and preferences under this Note, including payments of Principal and interest and other payment under this Note, (i) shall be pari passu with (x) the other Tranche A Notes and Tranche B Notes (as defined in the Purchase Agreement) and (y) the obligations of the Corporation to Melissa 364 CR, Ltd. under the terms of that certain Promissory Note, dated August 15, 2006, between the Corporation and Melissa 364 CR, Ltd. (the “Melissa Note”) and (ii) shall rank senior to all other Indebtedness incurred by the Corporation or any of its Subsidiaries, including AirGATE.

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c.         Incurrence of Indebtedness. So long as this Note is outstanding, the Corporation shall not, and the Corporation shall not permit any Subsidiary to, directly or indirectly, issue, incur, guarantee, assume or suffer to exist any Indebtedness or Disqualified Stock other than the Melissa Note, the Tranche A Notes, the Tranche B Notes and Permitted Subordinated Indebtedness.

d.         Existence of Liens. The Corporation shall not, and the Corporation shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Corporation or any of its Subsidiaries other than (i) the existing pledge of the common stock of AirGATE to secure the Melissa Note, (ii) pursuant to the Security Agreement and (iii) Permitted Liens (as defined in the Purchase Agreement).

e.         Restricted Payments. The Corporation shall not, and the Corporation shall not permit any of its Subsidiaries to, directly or indirectly, pay any dividend or distribution in respect of capital stock or redeem, defease, repurchase, repay or otherwise acquire (whether by way of open market purchases, tender offers, private transactions or otherwise) any capital stock or Permitted Subordinated Indebtedness (including the establishment of any sinking fund therefor).

3.	Conversion.
a.	Conversion Procedure.

i.          The Holder may, at any time after the Date of Issuance and at the option of the Holder, convert all or any portion of the Principal and all accrued interest on this Note into fully paid and nonassessable shares of Common Stock in accordance with this Section 3 and at a price per share of Common Stock equal to the Conversion Price then in effect. The Corporation covenants that it will reserve and keep available out of its authorized and unissued Common Stock for the sole purpose of issuance upon conversion of this Note and payment of interest on this Note, each as provided herein.

ii.        Each conversion of this Note shall be deemed to have been effected as of the close of business on the date on which this Note, together with proper Notice of Conversion in the form of Exhibit A attached hereto, has been delivered to the Corporation. At the time such conversion has been effected, the person or persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented by such certificate or certificates.

iii.       As soon as possible after a conversion has been effected (but in any event within five (5) Business Days), the Corporation shall deliver to the converting Holder:

A.        a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or

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names and such denomination or denominations as the converting Holder has specified;

B.        if applicable, a new note in the face amount of principal and interest representing that portion of the Note and accrued but unpaid interest thereon not converted; and

C.	cash in lieu of any fractional share as provided for herein.

iv.        The issuance of certificates for shares of Common Stock upon conversion of the Note shall be made without charge to the Holder for any issuance tax in respect of such issuance (including documentary, stamp or similar tax) or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock, other than any transfer taxes resulting from the transfer of converted shares to a person or persons other than the converting Holder. Upon conversion of the Note, the Corporation shall take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid, and nonassessable.

b.	Conversion Price.

i.          The Conversion Price shall be $0.20 per share of Common Stock, subject to adjustment from time to time in accordance with this Section 3 (the “Conversion Price”).

ii.        If and whenever, on or after the Date of Issuance, the Corporation issues or sells, or is deemed to have issued or sold, any shares of its Common Stock for consideration per share less than the Conversion Price in effect immediately prior to the time of such issuance or sale (an “Additional Stock Issuance”), then immediately upon such Additional Stock Issuance, the Conversion Price shall (except as otherwise provided in this Section 3) be reduced to a price (calculated to the nearest 1/10th cent) equal to the product obtained by multiplying the Conversion Price in effect immediately prior to such Additional Stock Issuance by a fraction, the numerator of which is equal to the sum of (a) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to be issued pursuant to Section 3(c)(i) or Section 3(c)(ii) hereof) immediately prior to such Additional Stock Issuance plus (b) the number of shares of Common Stock that the aggregate consideration received by the Corporation for such Additional Stock Issuance would purchase at the Conversion Price in effect immediately prior to such Additional Stock Issuance, and the denominator of which is equal to the sum of (a) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to be issued pursuant to Section 3(c)(i) or Section 3(c)(ii) hereof) immediately prior to such Additional Stock Issuance plus (b) the number of shares of Common Stock issued in such Additional Stock Issuance.

iii.       Notwithstanding the foregoing, the Corporation shall not be required to make any adjustment to the Conversion Price as a result of an Additional Stock Issuance when such issuance is (a) in a transaction described in Section 3(d) and for which an adjustment has been made pursuant to Section 3(d); (b) any conversion of

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the Notes; (c) as a distribution on the Notes; (d) pursuant to any stock option plan or other incentive plan of the Corporation; (e) upon conversion or exercise of any Options or Convertible Securities outstanding as of the date of the amendment and restatement of this Note (i.e., the Date Amended on the first page of this Note); (f) made pursuant to the exercise of any of the Warrants; or (g) the issuance of the Tranche B Shares.

iv.        If any of the Cancelled Shares (as defined below) are treated as issued and outstanding or given comparable legal effect (a “Cancelled Share Effectiveness”), then immediately upon such Cancelled Share Effectiveness, the Conversion Price shall (except as otherwise provided in this Section 3) be reduced to a price (calculated to the nearest 1/10th cent) equal to the product obtained by multiplying the Conversion Price in effect immediately prior to such Cancelled Share Effectiveness by a fraction, the numerator of which is equal to the total number of shares of Common Stock outstanding immediately prior to such Cancelled Share Effectiveness, and the denominator of which is equal to the sum of (a) the total number of shares of Common Stock outstanding immediately prior to such Cancelled Share Effectiveness plus (b) the number of shares of Cancelled Shares treated as issued and outstanding or given comparable legal effect. To the extent that any Cancelled Share Effectiveness occurs after all or a portion of this Note has been converted into shares of Common Stock, the Corporation shall immediately distribute to the Holder the number of shares of Common Stock that the Holder would have received had such Cancelled Share Effectiveness occurred prior to such conversion. “Cancelled Shares” shall mean the Common Stock issued by the Corporation in connection with (i) the acquisition of WEBiX Inc., which was subsequently rescinded on March 13, 2003, (ii) the acquisition of the business, operations and prospects of Kolt Oil and Gas, which was subsequently rescinded, (iii) the acquisition of furniture under a note with RHC and (iv) any other issuance of Common Stock prior to the date hereof that would cause the Corporation to have more than 31,589,501 shares of Common Stock outstanding as of the date hereof (other than shares deemed to be issued pursuant to Section 3(c)(i) or Section 3(c)(ii) hereof) if such shares are treated as issued and outstanding or given comparable legal effect.

c.         Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under this Section 3, the following shall be applicable:

i.          If the Corporation in any manner issues or grants any options, warrants, or similar rights (“Options”) to purchase or acquire Common Stock or other equity securities convertible or exchangeable, with or without consideration, into or for Common Stock (“Convertible Securities”), and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For purposes of this Section, the “price per share for which Common Stock is issuable” shall be determined by dividing (a) the

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total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange of such Convertible Securities, by (b) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

ii.        If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For the purposes of this Section, the “price per share for which Common Stock is issuable” shall be determined by dividing (a) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of such Convertible Securities, by (b) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 3, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

iii.       If the purchase price provided for in any Options or the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price that would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration, or changed conversion rate, as the case may be, at the time initially granted, issued, or sold. Notwithstanding the foregoing, no readjustment pursuant to this Section 3(c)(iii) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any Additional Stock Issuances (other than deemed

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Additional Stock Issuances as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

iv.        Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security which resulted in an adjustment to the Conversion Price, the Conversion Price then in effect under this Note shall be adjusted to the Conversion Price that would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

v.         If any Common Stock, Option, or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received for such Common Stock, Option, or Convertible Security shall be deemed to be the amount received by the Corporation for such Common Stock, Option, or Convertible Security. In case any Common Stock, Options, or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Closing Sale Price, or in the absence of a Closing Sale Price, the Closing Bid Price of such securities as of the date of receipt. If any Common Stock, Option, or Convertible Security is issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration for such Common Stock, Option, or Convertible Security shall be deemed to be the fair market value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options, or Convertible Securities, as the case may be. The fair market value of any consideration other than cash will be determined jointly by the Corporation and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair market value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Required Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

vi.        In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties to such transaction, the Option shall be deemed to have been issued for a consideration of $0.001.

vii.      The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Corporation or any Subsidiary of the Corporation, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

viii.     No adjustment in the Conversion Price for the Note need be made if such adjustment would result in a change in the Conversion Price of less than $0.001. Any adjustment of less than $0.001 that is not made shall be carried forward and shall be

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made at the time of and together with any subsequent adjustment that, on a cumulative basis, amounts to an adjustment of $0.001 or more in the Conversion Price.

ix.        If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options, or Convertible Securities or (b) to subscribe for or purchase Common Stock, Options, or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be; provided that if, after the occurrence of the record date, the Corporation increases or reduces the number of shares of Common Stock issued or deemed issued or fails to consummate the actual or deemed issuance that was the subject of the record date, the Conversion Price will thereafter be readjusted up or down to reflect the actual number of shares of Common Stock issued or deemed issued in connection with such record date.

d.         Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

e.         Other Corporate Events. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision or combination of shares provided for elsewhere in this Agreement) or a spin-off, merger or consolidation of the Corporation with or into another corporation where the Corporation is not the surviving corporation, or the sale, lease, or transfer of all or substantially all of the Corporation’s properties and assets to any other person (collectively, a “Corporate Event”), then, as a part of such Corporate Event, provision shall be made so that the Holder of the Note shall, after such Corporate Event, be entitled to receive upon conversion of the Note, the number of shares of stock or other securities or property of the Corporation (including cash), or of the successor corporation resulting from such Corporate Event, to which a holder of Common Stock deliverable upon conversion would have been entitled on such Corporate Event. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the Holder, or any later Holder, of the Note after the Corporate Event to the effect that the provisions of this Section 3 (including adjustment of the Conversion Price and the number of shares purchasable upon conversion of Note) shall be applicable after that event as nearly equivalent as may be practicable.

f.	Rights Upon Change of Control.

i.          Change of Control. Each of the following events shall constitute a “Change of Control”:

A.        the consolidation, merger or other business combination (including, without limitation, a reorganization or recapitalization) of the

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Corporation with or into another Person (other than (1) a consolidation, merger or other business combination (including, without limitation, reorganization or recapitalization) in which holders of the Corporation’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (2) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation);

B.        the sale or transfer of all or substantially all of the Corporation’s assets; or

C.        a purchase, tender or exchange offer made to and accepted by the holders of more than the 50% of the outstanding shares of Common Stock.

ii.        No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Corporation shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”).

iii.       Assumption. Prior to the consummation of any Change of Control, the Corporation will secure from any Person purchasing the Corporation’s assets or Common Stock or any successor resulting from such Change of Control (in each case, an “Acquiring Entity”) a written agreement (in form and substance satisfactory to the Required Holders) to deliver to each Holder of the Tranche A Notes and/or Tranche B Notes in exchange for such Tranche A Notes and/or Tranche B Notes, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Tranche A Notes and Tranche B Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Tranche A Notes and Tranche B Notes held by such Holder, and satisfactory to the Required Holders. In the event that an Acquiring Entity is directly or indirectly controlled by a company or entity whose common stock or similar equity interest is listed, designated or quoted on a securities exchange or trading market, the Required Holders may elect to treat such Person as the Acquiring Entity for purposes of this Section 3(f).

iv.        Holder Redemption Right. At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least ten (10) days prior to a Change of Control, at any time on or after the date which is ten (10) days prior to a Change of Control and ending ten (10) days after the consummation of such Change of Control), the Holder may require the Corporation to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Corporation, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to require the Corporation to redeem. The portion of this Note subject to redemption pursuant to this Section 3(f)(iv) shall be redeemed by the Corporation at a price equal to

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120% of the greater of (i) the product of (x) the Conversion Amount being redeemed and (y) the quotient determined by dividing (A) the Closing Sale Price of the Common Stock, or in the absence of a Closing Sale Price, the Closing Bid Price, on the Trading Day immediately preceding consummation of such Change of Control by (B) the Conversion Price and (ii) the Conversion Amount being redeemed (the “Change of Control Redemption Price”). Redemptions required by this Section 3(f)(iv) shall be made in accordance with the provisions of Section 6 and, to the extent permitted by applicable Law, shall have priority to payments by the Corporation or the Acquiring Entity, as applicable, to the shareholders of the Corporation in connection with a Change of Control. Notwithstanding anything to the contrary in this Section 3, until the Change of Control Redemption Price is paid in full, the Conversion Amount submitted for redemption under this Section 3(f)(iv) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.

g.         Other Events. If any event occurs of the type contemplated by the provisions of this Section 3 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 3.

h.	Notices.

i.          As soon as practicable, upon any adjustment of the Conversion Price, the Corporation shall give written notice of such adjustment to the then Holder of the Note, and furnish the Holder with a certificate of its Chief Financial Officer setting forth in reasonable detail such adjustment and the facts upon which such adjustment is based. The Corporation shall, upon written request, furnish the Holder a certificate setting forth the Conversion Price in effect upon the date thereof and the series of adjustments leading to such Conversion Price.

ii.        The Corporation shall give written notice to the Holder of the Note at least twenty (20) Business Days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, or issuance or granting of rights, options or warrants or (B) with respect to any pro rata subscription offer to holders of Common Stock.

iii.       The Corporation shall give written notice to the Holder at least thirty (30) Business Days prior to the effective date of any proposed liquidation, dissolution or winding up of the Corporation; provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

i.          Automatic Conversion. The Note, and all accrued and unpaid interest hereon, shall be automatically converted (the “Automatic Conversion”) into Common Stock at the Conversion Price then in effect upon the earliest to occur of the following:

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i.          the sale by the Corporation of a minimum of $25,000,000 of equity, in one sale or a related series of sales, without regard to the class of equity sold,

ii.	a Qualified Public Offering, or

iii.        the occurrence of (x) receipt by the Corporation or AirGATE of revenue of not less than (1) $1,000,000 from Hexion Specialty Chemicals, Inc. (“Hexion”), or its customers, as a result of services rendered by Hexion to its one or more of its customers in connection with the use of the Pioneer Downhole Tool in the oil and gas industry, and as further described herein, or (2) $500,000 of revenues from the sale of RFID tags that withstand downhole pressure, and related equipment and services, and (y) an average Closing Sale Price of the Common Stock of at least $0.75 per share for the thirty (30) day trading period preceding the receipt of such revenues.

j.          Effect of Automatic Conversion. Upon the Automatic Conversion of this Note, the Corporation shall not be obligated to issue certificates evidencing the Common Stock unless such Note is either delivered to the Corporation or its transfer agent, or the Holder notifies the Corporation or its transfer agent that such Note has been lost, stolen or destroyed and executes an affidavit of loss and an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such Note. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification, cause its transfer agent to issue and deliver to such Holder, a certificate or certificates for the securities to which the Holder shall be entitled and with any fractional share resulting from such calculation rounded up to the nearest whole share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of closing of the transaction causing the Automatic Conversion. The person or persons entitled to receive securities issuable upon such Automatic Conversion shall be treated for all purposes as the record holder or holders of such securities on such date.

k.         Issuance of Common Stock. Upon the conversion of the Note, the Corporation shall, at the request of the Holder, execute and deliver (at the Corporation’s expense) a certificate or certificates in exchange for the Note representing in the aggregate the number of shares of Common Stock to be delivered to the Holder pursuant to such conversion. Each such certificate shall be registered in such name as is requested by the Holder.

l.          Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction, or mutilation of the Note, and, in the case of any such loss, theft, or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation or, in the case of any mutilation, upon surrender of such Note, the Corporation shall (at its expense) execute and deliver in lieu of such Note a new Note of like kind in such principal amount as represented by such lost, stolen, destroyed, or mutilated Note.

m.        Reissuance of Note. Upon any partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Corporation to the Holder for the Principal balance of this Note and all accrued but unpaid interest which shall not have been converted. The Corporation shall (at its expense) execute and deliver such new Note.

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n.         Legend. If the shares of Common Stock issued pursuant to the conversion of the Note are not subject to an effective registration statement under the Act, the certificates evidencing shares of Common Stock issued upon conversion of the Note shall bear the following restrictive legend or a substantially similar legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE, STATE SECURITIES LAWS. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND APPLICABLE STATE LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE X-CHANGE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

4.	Events of Default.

a.         The occurrence of any of the following events constitutes an “Event of Default” hereunder:

i.          any failure by the Corporation to pay the Holder any amounts of Principal, interest or other amounts when and as due under this Note or any other Transaction Document (as defined in the Purchase Agreement);

ii.        any breach by the Corporation or any of its Subsidiaries of any covenant or other term or condition of this Note, the Purchase Agreement, any Related Agreement, the Tranche A Notes or the Tranche B Notes in any material respect, except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least fifteen (15) consecutive days after the earlier to occur of (i) any executive officer of the Corporation becoming aware of such breach and (ii) the receipt of written notice from any Holder of the Tranche A Notes or Tranche B Notes of such breach;

iii.       any breach by the Corporation or any of its Subsidiaries of any representation or warranty of the Corporation or any of its subsidiaries made herein, in the Purchase Agreement, in any Related Agreement, the Tranche A Notes or the Tranche B Notes or any representation or warranty made by the Corporation or any of its subsidiaries made herein, in the Purchase Agreement, in any Related Agreement, the Tranche A Notes or the Tranche B Notes that was false or misleading in any material respect on the date that such representation or warranty was made or deemed made;

iv.        if the Corporation or any of its Subsidiaries makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed;

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v.         if any money judgment, writ or similar final process shall be entered or filed against the Corporation, any of its Subsidiaries or any of its property or other assets for more than $100,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days;

vi.        if bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy Law or any Law for the relief of debtors shall be instituted by or against the Corporation or any of its Subsidiaries;

vii.      if an SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a Principal Market;

viii.     if it becomes unlawful for the Corporation or any of its Subsidiaries to perform or comply with its respective obligations under this Note, the Purchase Agreement, in any Related Agreement, the Tranche A Notes or the Tranche B Notes;

ix.        if the Corporation shall fail to timely file all reports required to be filed by it with the SEC (as defined in the Purchase Agreement) pursuant to Section 13 or 15(d) of the Exchange Act (as defined in the Purchase Agreement), or otherwise required by the Exchange Act;

x.         any Event of Default (as defined in the other Tranche A Notes and Tranche B Notes) occurs with respect to any Tranche A Notes or Tranche B Notes; or

xi.        if the Corporation fails (i) to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note, if such failure to timely deliver Common Stock shall not be cured within two (2) Business Days or (ii) to deliver a replacement Note to Holder within seven (7) Business Days following the required date of such issuance pursuant to this Note.

b.         Redemption Right Upon Event of Default. Promptly after the occurrence of an Event of Default with respect to this Note or any other Tranche A Note or Tranche B Note, the Corporation shall deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder and the Holders of the Tranche A Notes and Tranche B Notes. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default and until the Event of Default is cured, the Holder may require the Corporation to redeem all or any portion of the Notes by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Corporation, which Event of Default Redemption Notice shall indicate the portion of the Notes that the Holder is electing to cause to be redeemed. The portion of this Note subject to redemption by the Corporation pursuant to this Section 4(b) shall be redeemed by the Corporation at a price equal to the greater of (i) the product of (x) the Conversion Amount to be redeemed plus accrued and unpaid interest and (y) 120% and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the Holder delivers an Event of Default

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Redemption Notice, (B) the Closing Sale Price, or in the absence of a Closing Sale Price, the Closing Bid Price, of the Common Stock on the date immediately preceding such Event of Default and (C) 120% (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 6. For purposes of this Section 4(b), “Conversion Rate” shall mean the number of shares of Common Stock equal to the amount determined by dividing (i) the Conversion Amount by (ii) the Conversion Price.

5.	Transfer.

a.         Transfer Restricted. This Note, and any rights hereunder, may not be assigned or transferred, except as provided in the legend hereon and in accordance with and subject to provisions of (i) all applicable state securities Laws and (ii) the Act, and the rules and regulations promulgated thereunder. Any purported transfer or assignment made other than in accordance with this Section 5 shall be null and void and of no force and effect.

b.         Assignment. Any assignment permitted hereunder shall be made by surrender of this Note to the Corporation at its principal place of business as set forth above with a Form of Assignment in substantially the form attached hereto as Exhibit B, duly completed and executed and funds sufficient to pay any transfer tax, if any. In such event, the Corporation shall, without charge, execute and deliver a new note in the name of the assignee named in such instrument of assignment in the amount so assigned and this Note shall be promptly canceled; provided, however, that in the event that the Holder hereof shall assign or transfer less than the full amount of this Note, a new note evidencing the remaining portion of this Note not so assigned or transferred shall be issued in the name of the Holder.

6.	Redemptions.

a.         Mechanics. In the event that the Holder has sent a Redemption Notice to the Corporation pursuant to Section 3(f)(iv) or Section 4(b), the Holder shall promptly submit this Note to the Corporation in accordance with this Section 6. The Corporation shall deliver the applicable Event of Default Redemption Price to the Holder within seven (7) Business Days after the Corporation’s receipt of the Holder’s Event of Default Redemption Notice and thereafter the Holder shall promptly deliver this Note to the Corporation. If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 3(f)(iv), the Corporation shall deliver to the Holder the Change of Control Redemption Price concurrently with the consummation of such Change of Control if such Change of Control Redemption Notice is received by the Corporation prior to the consummation of such Change of Control and within seven (7) Business Days after the Corporation’s receipt of such Change of Control Redemption Notice otherwise. In the event of a redemption of less than all of the Conversion Amount of this Note, the Corporation shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 3(m)) representing the outstanding Principal which has not been redeemed. In the event that the Corporation does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Corporation pays such unpaid Redemption Price in full, the Holder shall have the option to, in lieu of redemption, require the Corporation to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price has not been paid. One (1) day after the Corporation’s receipt of such notice, if the Corporation has not cured such failure, (x) the Redemption Notice shall be

14

null and void with respect to such Conversion Amount, (y) the Corporation shall immediately return this Note, or issue a new Note (in accordance with Section 3(m)) to the Holder representing such Conversion Amount and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Redemption Notice is voided and (B) the lowest Closing Bid Price of the Common Stock during the period beginning on and including the date on which the Redemption Notice is delivered to the Corporation and ending on and including the date on which the Redemption Notice is voided.

b.         Redemption by Other Holders. Upon the Corporation’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 3(f)(iv) (each, an “Other Redemption Notice”), the Corporation shall immediately forward to the Holder by facsimile a copy of such notice. If the Corporation receives a Redemption Notice and one or more Other Redemption Notices during the period beginning on the day the Corporation receives the first of such Redemption Notice or Other Redemption Notice and ending on the date which is five (5) Business Days after the Corporation forwards the first such notice (“Redemption Period”) and the Corporation is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such Redemption Period, then the Corporation shall redeem a pro rata amount from each holder of the Tranche A Notes and the Tranche B Notes (including the Holder) based on the aggregate principal amount of the Tranche A Notes and the Tranche B Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received or delivered by the Corporation during such Redemption Period.

7.          Noncircumvention. The Corporationhereby covenants and agrees that the Corporationwill not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times carry out all of the provisions of this Note.

8.          Vote to issue, or change the terms of, the Tranche A Notes and Tranche B Notes. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the Required Holders, shall be required for any change or amendment to this Note, the Tranche A Notes or the Tranche B Notes, all of which shall be amended in like manner; provided, however, that no such amendment as applied to any particular Holder of Tranche A Notes or Tranche B Notes, shall, without the consent of that particular Holder, extend the maturity of the Tranche A Note or the Tranche B Note, reduce the interest rate, extend the time of payment of interest thereon, or reduce the principal amount thereof or premium, if any, thereon, or reduce any amount payable on redemption or repurchase thereof or affect any amounts due to any Holder.

9.	Definitions

a.         “Acquiring Entity” has the meaning set forth in Section 3(f)(iii) of this Note.

b.	“Act” has the meaning set forth in the legend of this Note.

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c.         “Additional Stock Issuance” has the meaning set forth in Section 3(b)(ii) of this Note.

d.	“AirGATE” has the meaning set forth in Section 2(a) of this Note.

e.         “Automatic Conversion” has the meaning set forth in Section 3(i) of this Note.

f.	“Bloomberg” means Bloomberg Financial Markets.

g.         “Business Day” means any day except Saturday, Sunday and any day that is a federal legal holiday or a day on which banking institutions in the State of Texas are authorized or required by Law or other governmental action to close.

h.         “Cancelled Share Effectiveness” has the meaning set forth in Section 3(b)(iv) of this Note.

i.          “Cancelled Shares” has the meaning set forth in Section 3(b)(iv) of this Note.

j.          “Change of Control” has the meaning set forth in Section 3(f)(i) of this Note.

k.         “Change of Control Notice” has the meaning set forth in Section 3(f)(ii) of this Note.

l.          “Change of Control Redemption Notice” has the meaning set forth in Section 3(f)(iv) of this Note.

m.        “Change of Control Redemption Price” has the meaning set forth in Section 3(f)(iv) of this Note.

n.         “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., New York City Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the

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Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Corporation and the Required Holders. If the Corporation and the Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved by an independent, reputable appraiser jointly selected by the Corporation and the Required Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction that proportionately decreases or increases the Common Stock during the applicable calculation period.

o.         “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

p.         “Conversion Amount” means the sum of (A) the portion of the outstanding Principal to be converted, redeemed or otherwise with respect to which this determination is being made and (B) accrued and unpaid Interest with respect to such Principal.

q.         “Conversion Price” has the meaning set forth in Section 3(b)(i) of this Note.

r.	“Conversion Rate” has the meaning set forth in Section 4(b) of this Note.

s.         “Convertible Securities” has the meaning set forth in Section 3(c)(i) of this Note.

t.	“Corporate Event” has the meaning set forth in Section 3(e) of this Note.
u.	“Corporation” has the meaning set forth in the preamble of this Note.
v.	“Date of Issuance” has the meaning set forth in Section 1(a) of this Note.

w.        "Disqualified Stock" means any capital stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case at the option of the holder of the capital stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the capital stock, in whole or in part, on or prior to the date thatis91 days after the date on which the Notes mature.

x.	“Event of Default” has the meaning set forth in Section 4(a) of this Note.

y.         “Event of Default Notice” has the meaning set forth in Section 4(b) of this Note.

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z.         “Event of Default Redemption Notice” has the meaning set forth in Section 4(b) of this Note.

aa.       “Event of Default Redemption Price” has the meaning set forth in Section 4(b) of this Note.

bb.       “GAAP” means the generally accepted accounting principles in the United States.

cc.	“Hexion” has the meaning set forth in Section 3(i)(iii) of this Note.
dd.	“Holder” has the meaning set forth in the preamble of this Note.

ee.       “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

ff.	“Interest Rate” has the meaning set forth in Section 1(a) of this Note.

gg.       “Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

hh.	“Maturity Date” has the meaning set forth in Section 1(a) of this Note.
ii.	“Note” has the meaning set forth in the preamble of this Note.
jj.	“Options” has the meaning set forth in Section 3(c)(i) of this Note.

kk.       “Other Notes” means the Tranche A Notes and the Tranche B Notes, other than this Note.

ll.        “Other Redemption Notice” has the meaning set forth in Section 6(b) of this Note.

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mm.    “Permitted Subordinated Indebtedness” means Indebtedness of Corporation, and not any Subsidiary, that (i) is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, the Tranche A Notes and the Tranche B Notes on terms and pursuant to an agreement reasonably satisfactory to the Required Holders and, in the event that interest is payable, directly or indirectly, prior to 91 days after the Maturity Date, provides for interest that is no greater than market rate interest, and (ii) does not provide at any time for the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until at least 91 days after the Maturity Date.

nn.       “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

oo.	“Principal” has the meaning set forth in Section 1(a) of this Note.

pp.       “Principal Market” means the New York Stock Exchange, American Stock Exchange, NASDAQ Global Select Market, NASDAQ Global Market, NASDAQ Capital Market, or OTC Bulletin Board (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock or other security in question).

qq.       “Purchase Agreement” has the meaning set forth in the preamble of this Note.

rr.        “Qualified Public Offering” means a public offering of the Common Stock by a nationally recognized underwriter such that the Corporation’s aggregate net proceeds from such offering are at least $20,000,000, and the imputed market capitalization of the Corporation, pre-offering, is at least $100,000,000.

ss.        “Redemption Notice” means any of an Event of Default Redemption Notice or Change of Control Redemption Notice.

tt.        “Redemption Period” has the meaning set forth in Section 6(b) of this Note.

uu.       “Redemption Price” means any of an Event of Default Redemption Price or Change of Control Redemption Price.

vv.       “Required Holders” means one or more Holders of Tranche A Notes and Tranche B Notes representing greater than seventy-five percent (75%) of the aggregate principal amount of all Tranche A Notes and Tranche B Notes then outstanding.

ww.	“SEC” means the United States Securities and Exchange Commission.

xx.       “Security Agreement” shall have the meaning assigned to such term in the Purchase Agreement.

yy.       “Subsidiary” means (i) a corporation or other entity whose shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of such corporation, are owned, directly or indirectly, by the Corporation or (ii) a corporation or

19

other entity in which the Corporation owns, directly or indirectly, more than fifty (50%) of the equity interests.

zz.       “Trading Day” means any day on which the Common Stock or other applicable security is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock or other applicable security, then on the principal securities exchange or securities market on which the Common Stock or other applicable security is then traded; provided that “Trading Day” shall not include any day on which the Common Stock or other applicable security is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock or other applicable security is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York City Time).

aaa.     “Tranche A Notes” shall have the meaning assigned to such term in the Purchase Agreement.

bbb.     “Tranche B Notes” shall have the meaning assigned to such term in the Purchase Agreement.

ccc.     “Tranche B Shares” shall have the meaning assigned to such term in the Purchase Agreement.

ddd.     “Valuation Event” has the meaning set forth in Section 3(c)(v) of this Note.

eee.     “Warrants” shall have the meaning assigned to such term in the Purchase Agreement.

10.	Miscellaneous.

a.         Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

b.         Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:

A.	upon personal delivery to the party to be notified;

B.        when sent by confirmed facsimile if sent during normal business hours of the recipient, or if delivered after normal business hours, then on the next Business Day;

C.        three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

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D.        one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

All communications shall be sent as follows:

If to the Corporation, to:

The X-Change Corporation

710 Century Parkway

Allen, Texas 75013

Attention: George DeCourcy, Chief Financial Officer

Facsimile: 972-359-6334

with a copy (which shall not constitute notice) to:

Strasburger & Price, LLP

901 Main Street, Suite 4400

Dallas, Texas 75202

Attention: Kevin Woltjen, Esq.

Facsimile: 214-659-4025

If to Holder, to ________

________________________

________________________

________________________

Facsimile: ________________

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention: R. Scott Cohen, Esq.

Facsimile: 214-746-7777

or at such other address as the Corporation or Holder may designate by written notice given in accordance with this Section 10(b).

c.         Amendment Provision. The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument issued, as such may be amended or supplemented.

d.         Assignability. This Note shall be binding upon the Holder and the Corporation and their respective successors and assigns, and shall inure to the benefit of the Holder and the Corporation and their respective successors and assigns, and may be assigned by

21

the Holder in accordance with the requirements of the Purchase Agreement. This Note shall not be assigned by the Corporation without the prior written consent of the Holder.

e.         Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES OR PRINCIPLES THEREOF. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SERVING DALLAS COUNTY, TEXAS, FOR THE PURPOSES OF ANY ACTION ARISING OUT OF THIS NOTE, OR THE SUBJECT MATTER HEREOF. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH ACTION (A) THAT SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, (B) THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, (C) THAT IT IS IMMUNE FROM ANY LEGAL PROCESS WITH RESPECT TO ITSELF OR ITS PROPERTY, (D) THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR (E) THAT THIS NOTE, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS. IN THE EVENT THAT ANY PROVISION OF THIS NOTE IS INVALID OR UNENFORCEABLE UNDER ANY APPLICABLE STATUTE OR RULE OF LAW, THEN SUCH PROVISION SHALL BE DEEMED INOPERATIVE TO THE EXTENT THAT IT MAY CONFLICT THEREWITH AND SHALL BE DEEMED MODIFIED TO CONFORM TO SUCH STATUTE OR RULE OF LAW SO LONG AS THE ECONOMIC OR LEGAL SUBSTANCE OF THE TRANSACTIONS CONTEMPLATED HEREBY IS NOT AFFECTED IN ANY MANNER MATERIALLY ADVERSE TO ANY PARTY. ANY SUCH PROVISION WHICH MAY PROVE INVALID OR UNENFORCEABLE UNDER ANY LAW SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS NOTE, WHICH SHALL REMAIN ENFORCEABLE IN ACCORDANCE WITH ITS RESPECTIVE TERMS.

f.         Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable Law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such Law, any payments in excess of such maximum shall be credited against amounts owed by the Corporation to the Holder and thus refunded to the Corporation.

g.         Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

h.         Cost of Collection. If default is made in the payment of this Note, the Corporation shall pay to Holder reasonable costs of collection, including reasonable attorney’s fees.

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            IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Senior Secured Convertible Term Note—Tranche A to be signed in its name effective as of the 4th day of December, 2007.

The X-CHANGE CORPORATION

By:________________________________

Name:______________________________

Title:_______________________________

WITNESS:

_______________________________

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Exhibit A

Notice of Conversion

(To be executed by the Holder in order to convert all or part of the Note into Common Stock)

Name of Holder:	__________________

Address: ______________________________

_____________________________
_____________________________

Holder hereby elects to convert into the Common Stock of The X-Change Corporation $_______ of the Principal and/or accrued but unpaid interest under the terms of the Amended and Restated Senior Secured Convertible Term Note—Tranche A issued by The X-Change Corporation dated December 4, 2007, and amended and restated on July __, 2008, on and subject to the conditions set forth in such Amended and Restated Senior Secured Convertible Term Note—Tranche A.

1.	Date of Conversion: _________________________

2.	Shares To Be Delivered: ______________________

______________________________

(Please print name of Holder)

By: _____________________________

Name:	_________________________

Title: ___________________________

Exhibit B

ASSIGNMENT FORM

(To assign the foregoing Note, execute this form and supply required information.

Do not use this form to exercise the Note)

FOR VALUE RECEIVED, ____________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Note with respect to the number of shares of Common Stock of The X-Change Corporation covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

By:____________________________________

Name: _________________________________

Title: __________________________________

Signature Guaranteed:

By: ____________________________________

The signature should be guaranteed by an eligible guarantor institution pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.